Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS FROM THE SECOND PHASE 3 TRIAL OF TAVABOROLE FOR ONYCHOMYCOSIS

Anacor Will Host a Conference Call Today at 5pm ET to Discuss Results

Palo Alto, CA – February 28, 2013 – Anacor Pharmaceuticals (NASDAQ:ANAC) today announced positive preliminary results from the second of two Phase 3 trials of tavaborole (known as Study 302).  Tavaborole is a topical anti-fungal for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.  Results from the first Phase 3 trial (known as Study 301) were announced on January 29, 2013.  In both studies, tavaborole achieved statistically significant and clinically meaningful results on all primary and secondary endpoints.

“We are pleased with the results of this study and we are on track with our plans to file an NDA in the middle of this year,” said David Perry, Chief Executive Officer of Anacor.  “In both Phase 3 trials, tavaborole demonstrated better efficacy than ciclopirox lacquer, the only approved topical treatment for onychomycosis.  Importantly, ciclopirox lacquer requires concomitant nail debridement.  If approved, tavaborole could offer patients and prescribers a safe, effective and convenient topical treatment option for onychomycosis.”

“In Study 302, tavaborole achieved a complete cure rate of 9.1% in a patient population that we believe represents the majority of onychomycosis patients.  In both of our Phase 3 studies, we allowed enrollment of adult patients of all ages who had up to 60% of their toenail affected by disease.  While older patients and those with more extensive disease may be tougher to treat, we believe they represent an important and significant segment of the patient population.  Approximately fifty percent of people over the age of 70 have onychomycosis, and often patients don’t seek treatment until the infection has progressed and involves a significant portion of the nail,” said Lee Zane, MD, Vice President of Clinical Development of Anacor.  “In addition, 27.5% of patients in Study 302 achieved a completely clear or almost clear nail, which is a very meaningful endpoint to physicians and patients because it represents an excellent clinical response.”

The results at week 52 for each of the Phase 3 studies are summarized in the table below:

	Study 301 (reported 1/29/13)	Study 302
	(active / vehicle)	(active / vehicle)
Primary Endpoint
“Complete cure” (a composite endpoint that requires both a completely clear nail and mycological cure)	6.5% / 0.5% (p=0.001)	9.1% / 1.5% (p<0.001)

Secondary Endpoints
“Completely clear” or “almost clear” (<10% clinical involvement) nail	26.1% / 9.3% (p<0.001)	27.5% / 14.6% (p<0.001)
Mycological cure (the absence of fungus as determined by a negative potassium hydroxide (“KOH”) examination and a negative fungal culture)	31.1% / 7.2% (p<0.001)	35.9% / 12.2% (p<0.001)
“Completely clear” or “almost clear” nail with mycological cure	15.3% / 1.5% (p<0.001)	17.9% / 3.9% (p<0.001)

Other Results
Negative fungal culture	87.0% / 47.9% (p<0.001)	85.4% / 51.2% (p<0.001)
“Completely clear” or “almost clear” nail and negative culture	24.6% / 5.7% (p<0.001)	25.3% / 9.3% (p<0.001)

Tavaborole Phase 3 Study 302 Design

Study 302 enrolled 601 patients in the United States and Canada, randomized two-to-one to receive either tavaborole, 5% solution or vehicle.  Eligible patients were at least 18 years of age (with no upper age limit) with a clinical diagnosis of distal subungual onychomycosis involving 20% - 60% of the total area of the target great toenail and positive mycology.  Patients were instructed to apply tavaborole solution or vehicle to the target great toenail once daily for 48 weeks.  Study 301 had an identical design but enrolled patients in the United States and Mexico.  Anacor received a Special Protocol Assessment from the FDA on all major parameters of Studies 301 and 302, including study endpoints.

Safety

Overall, tavaborole was safe and well-tolerated across study subjects.  There were no serious adverse events related to study drug.  The rate of discontinuations as a result of adverse events was low (0.8% for tavaborole and 0.5% for vehicle) in Study 302.

Conference Call and Webcast

Anacor will host a conference call today at 5:00 p.m. ET / 2:00 p.m. PT to discuss these results.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at http://www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, a topical antifungal for the treatment of onychomycosis, and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly known as GSK2251052, or GSK ‘052), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK.  GSK has returned all rights to the compound to us and we are considering our options for further development, if any, of this compound.  We have discovered three other compounds that we have out-licensed for further development — two compounds for the treatment of animal health indications that are licensed to Eli Lilly and Company and AN5568, also referred to as SCYX-7158, for human African trypanosomiasis (HAT, or sleeping sickness), which is licensed to Drugs for Neglected Diseases initiative, or DNDi.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development of tavaborole, timing for filing of a new drug application, or NDA, related to tavaborole and the potential for approval and commercialization of tavaborole.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to the planned NDA filing, risks from competition for tavaborole (in particular efinaconazole from Valeant Pharmaceuticals International Inc.), whether the information of the key opinion leaders is representative of the behavior and opinions of other investigators, risk of unforeseen side effects and risks related to regulatory approval and commercialization of new drug candidates.  These and other risks are described in more detail in Anacor’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Anacor’s subsequent Quarterly Reports on Form 10-Q.  These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575